EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77Q1:
  Exhibits

EXHIBIT C:
 Attachment to item 77Q3:
 Clarification of certain NSAR information

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Auditors

To the Board of Trustees and Shareholders of Phoenix Multi-Series Trust:

In planning and performing our audit of the financial statements of Phoenix-Goodwin Multi-Sector Fixed Income
Fund and Phoenix-Goodwin Short Term Fund (constituting the
Phoenix Multi-Series Trust, hereafter referred to as the "Trust") for the year ended October 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2003.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 12, 2003





EXHIBIT B:
                    AMENDED AND RESTATED
                INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT effective as of the 20th day of November, 2002 (the "Contract Date") is by and between Phoenix Multi-Series Trust, a Delaware business trust (the "Trust") and Phoenix Investment Counsel, Inc., a Connecticut corporation (the "Adviser"), on behalf of the Phoenix-Goodwin Multi-Sector Fixed Income Fund ("Fixed Income Fund") and Phoenix-Goodwin Multi-Sector Short Term Bond Fund ("Short Term Bond Fund").

	By the terms of that certain Substitution Agreement dated May 27, 1998, the Fixed Income Fund and Adviser are parties to a certain Management Agreement, effective as of May 14, 1993, as first amended January 1, 1994, as amended (the "Fixed Income
Fund Agreement"). By the terms of that certain Substitution Agreement dated May 27, 1998, the Short Term Bond Fund and Adviser are parties to a certain Management Agreement effective as of May 14, 1993, as first amended January 1, 1994, as amended (the "Short Term Bond Fund Agreement"). The Fixed Income Fund Agreement and the Multi-Sector Short Term Bond Fund Agreement are collectively referred to herein as the "Agreement". The parties mutually desire to amend, consolidate and restate the Agreement as follows:

WITNESSETH THAT:

1. The Trust has appointed the Adviser to act as investment adviser to the Trust on behalf of the series of the Trust established and designated by the Board of Trustees of the Trust (the "Trustees") on or before the date hereof, as listed on attached Schedule A (collectively, the Existing Series), for the period and on the terms set forth herein. The Adviser has accepted such appointment and has agreed to render the services described in this Agreement for the compensation herein provided.

2.	In the event that the Trustees desire to retain the
Adviser to render investment advisory services hereunder with respect to one or more additional series (the "Additional Series"), by agreement in writing, the Trust and the Adviser may agree to amend Schedule A to include such Additional Series, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

3.	The Adviser shall furnish continuously an investment
program for the Existing Series and any Additional Series which may become subject to the terms and conditions set forth herein (sometimes collectively referred to as the "Series") and shall manage the investment and reinvestment of the assets of each Series, subject to all times to the supervision of the Trustees.

4.	With respect to managing the investment and
reinvestment of the Series' assets, the Adviser shall provide, at its own expense:

(a) Investment research, advice and supervision;

(b) An investment program for each Series consistent with its investment objectives, policies and procedures;

(c) Implementation of the investment program for each Series including the purchase and sale of securities;

(d) Implementation of an investment program designed to manage cash, cash equivalents and short-term investments for a Series with respect to assets designated from time to time to be managed by a subadviser to such Series;

(e) Advise and assistance on the general operations of the Trust; and

(f) Regular reports to the Trustees on the implementation of each Series' investment program.

5. The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

6. The Adviser shall furnish at its own expense, or pay the expenses of the Trust, for the following:

(a) Office facilities, including office space, furniture and equipment;

(b) Personnel necessary to perform the functions required to manage the investment and reinvestment of each Series' assets (including those required for research, statistical and investment work);

(c) Except as otherwise approved by the Board, Personnel to serve without salaries from the Trust as officers or agents of the Trust. The
Adviser need not provide personnel to perform, or pay the expenses of the Trust for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

(d) Compensation and expenses, if any, of the Trustees who are also full-time employees of the Adviser or any of its affiliates; and

(e) Any subadviser recommended by the Adviser and appointed to act on behalf of the Trust.

7.	All costs and expenses not specifically enumerated
herein as payable by the Adviser shall be paid by the Trust. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Trust and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees who are not full-time employees of the Adviser or any of its affiliates, expenses of Trustees' and shareholders' meetings including the cost of printing and mailing proxies, expenses of Adviser personnel attending Trustee meetings as required, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Trust), expenses of printing and mailing stock certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Trustees, the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.

8.	The Adviser shall adhere to all applicable policies
and procedures as adopted from time to time by the Trustees, including but not limited to the following:

(a)	Code of Ethics.  The Adviser shall adopt a Code
of Ethics designed to prevent "access persons"
(as defined therein in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the
"Investment Company Act")) from engaging in fraudulent acts or transactions that are, or have the potential of being viewed as, a conflict of interest, and shall monitor for compliance with its Code of Ethics and report any violations to the Trust's Compliance Officer.

(b)	Policy with Respect to Brokerage Allocation.  The
Adviser shall have full trading discretion in selecting brokers for Series transactions on a day to day basis so long as each selection is in conformance with the Trust's Policy with Respect to Brokerage Allocation. Such discretion shall include use of "soft dollars" for certain broker and research services, also in conformance with the Trust's Policy with Respect to Brokerage
Allocation. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

(c)	Procedures for the Determination of Liquidity of
Assets. It shall be the responsibility of the Adviser to monitor the Series' assets that are not liquid, making such determinations as to liquidity of a particular asset as may be necessary, in accordance with the Trust's
Procedures for the Determination of Liquidity of Assets. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

(d)	Policy with Respect to Proxy Voting.  In the
absence of specific direction to the contrary and in a manner consistent with the Trust's Policy with Respect to Proxy Voting, the Adviser shall be responsible for voting proxies with respect to portfolio holdings of the Trust. The Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Adviser in accordance with such policies and procedures adopted or approved by each Series'. Unless the Fund gives the Adviser written instructions to the contrary, the Adviser will, in compliance with the proxy voting procedures of the Series then in effect or approved by the series, vote or abstain from voting, all proxies solicited by or with respect to the issuer of securities in which the assets of the Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Adviser (or designee) all proxies upon receipt so as to afford the Adviser a reasonable amount of time in which to determine how to vote such proxies. The Adviser agrees to provide the Trust with quarterly proxy voting reports in such form as the Trust may request from time to time. The
Adviser may delegate the responsibilities under this Section to a Subadviser of a Series.

(e)	Procedures for the Valuation of Securities.  It
shall be the responsibility of the Adviser to fully comply with the Trust's Procedures for the Valuation of Securities. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

	9.	For providing the series and assuming the expenses
outlined herein, the Trust agrees that the Adviser shall be compensated as follows:

(a)	The Trust shall pay a monthly fee calculated at
an annual rate as specified in Schedule A. The amounts payable to the Adviser with respect to the respective Series shall be based upon the average of the values of the net assets of such Series as of the close of business each day, computed in accordance with the Trust's
Declaration of Trust.

(b)	Compensation shall accrue immediately upon the
effective date of this Agreement.

(c)	If there is termination of this Agreement with
respect to any Series during a month, the Series' fee for that month shall be proportionately computed upon the average of the daily net asset values of such Series for such partial period in such month.

(d)	The Adviser agrees to reimburse the Trust for the
amount, if any, by which the total operating and management expenses for any Series (including the Adviser's compensation, pursuant to this paragraph, but excluding taxes, interest, costs of portfolio acquisitions and dispositions and extraordinary expenses), for any "fiscal year" exceed the level of expenses which such Series is permitted to bear under the most restrictive expense limitation (which is not waived by the State) imposed on open-end investment companies by any state in which shares of such Series are then qualified. Such reimbursement, if any, will be made by an Adviser to the Trust within five days after the end of each month. For the purpose of this subparagraph (d), the term
"fiscal year" shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

	10.	The services of the Adviser to the Trust are not to be
deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Trustees and subject farther to compliance with applicable provisions of the Investment Company Act, as amended, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Adviser and any such agent.

	11.	The Adviser shall not be liable to the Trust or to any
shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by an shareholder of the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bath faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

12.	It is understood that:

(a)	Trustees, officers, employees, agents and
shareholders of the Trust are or may be
"interested persons" of the Adviser as directors, officers, stockholders or otherwise;

(b)	Directors, officers, employees, agents and
stockholders of the Adviser are or may be "interested persons" of the Trust as Trustees, officers, shareholders or otherwise; and

(c)	The existence of any such dual interest shall not
affect the validity hereof or any transactions hereunder.

	13.	This Amended and Restated Agreement shall become
effective with respect to the Existing Series as of November 20, 2002, and with respect to any Additional Series, on the date specified in any amendment to this Agreement reflecting the addition of each Additional Series in accordance with paragraph 2 (the "Amendment Date"). Unless terminated as herein provided, this Agreement shall remain in full force and effect until November 30, 2003 with respect to each Existing Series and until November 30 of the first full calendar year following the Amendment Date with respect to each Additional Series, and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as (a) such continuance with respect to any such Series is approved at least annually by either the Trustees or by a "vote of the majority of the outstanding voting securities" of such Series and (b) the terms and any renewal of this Agreement with respect to any such Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the continuance of this Agreement with respect to each Additional Series is subject to its approval by a "vote of a majority of the outstanding voting securities" of any such Additional Series on or before the next anniversary of the Contract Date following the date on which such Additional Series became a Series hereunder.

		Any approval of this Agreement by a vote of the holders of a "majority of the outstanding voting securities" of any Series shall be effective to continue this Agreement with respect to such Series notwithstanding (a) that this Agreement has not been approved by a "vote of a majority of the outstanding voting securities" of any other Series of the Trust affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding voting securities" of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

	14.	The Trust may terminate this Agreement with respect to
the Trust or to any Series upon 60 days' written notice to the Adviser at any time, without the payment of any penalty, by vote of the Trustees or, as to each Series, by a "vote of the majority of the outstanding voting securities" of such Series.
The Adviser may terminate this Agreement upon 60 days' written notice to the Trust, without the payment of any payment. This
Agreement shall immediately terminate in the event of its "assignment".

	15.	The terms "majority of the outstanding voting
securities", "interested persons" and "assignment", when used herein, shall have the respective meanings in the Investment
Company Act.

	16.	In the event of termination of this Agreement, or at
the request of the Adviser, the Trust will eliminate all reference to "Phoenix" from its name, and will not thereafter transact business in a name using the word "Phoenix" in any form or combination whatsoever, or otherwise use the word "Phoenix" as a part of its name. The Trust will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors or prospective investors delete from the name the word "Phoenix" or any approximation thereof. If the Adviser chooses to withdraw the Trust's right to use the word "Phoenix," it agrees to submit the question of continuing this Agreement to a vote of the Trust's shareholders at the time of such withdrawal.

	17.	It is expressly agreed that the obligations of the
Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust. The Certificate of Trust, as amended, is or shall be on file with the Secretary of State of Delaware.

	18.	This Agreement shall be construed and the rights and
obligations of the parties hereunder enforced in accordance with the laws of the State of Connecticut.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

Phoenix Multi-Series Trust
By:	/s/ Philip R. McLoughlin
Name:	Philip R. McLoughlin
Title:	President

Phoenix Investment Counsel, Inc.
By:	/s/ Robert S. Driessen
Name:	Robert S. Driessen
Title:	Vice President

SCHEDULE A

SERIES
                         INVESTMENT ADVISORY FEE

            $1ST BILLION     $1+BILLION       $2+ BILLION
                              THROUGH
                            $2 BILLION

Phoenix-Goodwin Multi-Sector Fixed Income Fund
               0.55%           0.50%             0.45%

Phoenix-Goodwin Multi-Sector Short Term Bond Fund
               0.55%           0.50%            0.45%


The parties to this Agreement hereby acknowledge the following fund name changes: Phoenix-Goodwin Multi-Sector Fixed Income Fund f/k/a Phoenix Multi-Sector Fixed Income Fund and Phoenix-Goodwin Multi-Sector Short Term Bond Fund f/k/a Phoenix Multi-Sector Short Term Bond Fund.



EXHIBIT C:
77Q3 TO FORM N-SAR

Registrant Name: Phoenix Multi-Series Trust
File Number: 811-6566
Registrant CIK Number: 0000884122

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1 and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 1-
Class A 7122, Class B 1107, Class C 4852, Class T 181
Series 2
Class A 7192, Class B 1608, Class C 461

73A1/73A2-
Series 1-
Class A $0.2100, Class B $0.1900, Class C $0.2000 Class T $ .0700
Series 2
Class A $0.6700, Class B $0.5900, Class C $0.5900

74U1/74U2-
Series 1-
Class A 47927, Class B 6392, Class C 33972, Class T 5553
Series 2-
Class A 10447, Class B 2472, Class C 819

74V1/74V2-
Series 1-
Class A $4.78, Class B $4.77, Class C $4.81, Class C $4.80
Series 2-
Class A $10.85, Class B $10.82, Class C $10.87